Pricing Supplement dated March 20, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$629,000

Phoenix AutoCallable Notes due March 23, 2029

Linked to the Least Performing of the First Trust NASDAQ Cybersecurity ETF, the Nasdaq-100 Index® and the VanEck Semiconductor ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	March 20, 2026
Issue Date:	March 25, 2026
Final Valuation Date:*	March 20, 2029
Maturity Date:*	March 23, 2029
Reference Assets:

The First Trust Nasdaq Cybersecurity ETF (the “CIBR Fund”), the Nasdaq-100 Index® (the “NDX Index”) and the VanEck Semiconductor ETF (the “SMH Fund”), as set forth in the following table:

Reference Asset

Bloomberg Ticker

Initial Value

Call Value

Coupon Barrier Value

Barrier Value

CIBR Fund

CIBR UQ <Equity>

$64.03

$64.03

$44.82

$44.82

NDX Index

NDX <Index>

23,898.15

23,898.15

16,728.71

16,728.71

SMH Fund

SMH UQ <Equity>

$384.74

$384.74

$269.32

$269.32

The CIBR Fund and the SMH Fund are each referred to herein as a “Fund” and, collectively, as the “Funds.” The NDX Index and the Funds are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:

If the Notes are not redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:

■If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

■If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes at maturity.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100.00%	0.80%	99.20%
Total	$629,000	$629,000	$0	$629,000

(1)Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $992.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $980.10 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–5 of this pricing supplement.

(3)Barclays Capital Inc. will receive commissions from the Issuer of up to $8.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. Barclays Capital Inc. will pay from these commissions a structuring fee of up to $8.00 per $1,000 principal amount Note. The per Note agent’s commission and proceeds to Issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s Commission per Note of 0.80%. The total agent’s commission and total proceeds to Issuer shown above give effect to the actual amount of the variable Agent’s commission.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Automatic Call:

The Notes cannot be redeemed for approximately the first year after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the Notes will be automatically redeemed for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Contingent Coupon:

$12.917 per $1,000 principal amount Note, which is 1.2917% of the principal amount per Note (rounded to four decimal places, as applicable) (based on 15.50% per annum rate)

If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*

April 20, 2026, May 20, 2026, June 22, 2026, July 20, 2026, August 20, 2026, September 21, 2026, October 20, 2026, November 20, 2026, December 21, 2026, January 20, 2027, February 22, 2027, March 22, 2027, April 20, 2027, May 20, 2027, June 21, 2027, July 20, 2027, August 20, 2027, September 20, 2027, October 20, 2027, November 22, 2027, December 20, 2027, January 20, 2028, February 22, 2028, March 20, 2028, April 20, 2028, May 22, 2028, June 20, 2028, July 20, 2028, August 21, 2028, September 20, 2028, October 20, 2028, November 20, 2028, December 20, 2028, January 22, 2029, February 20, 2029 and the Final Valuation Date

Contingent Coupon Payment Dates:*

April 23, 2026, May 26, 2026, June 25, 2026, July 23, 2026, August 25, 2026, September 24, 2026, October 23, 2026, November 25, 2026, December 24, 2026, January 25, 2027, February 25, 2027, March 25, 2027, April 23, 2027, May 25, 2027, June 24, 2027, July 23, 2027, August 25, 2027, September 23, 2027, October 25, 2027, November 26, 2027, December 23, 2027, January 25, 2028, February 25, 2028, March 23, 2028, April 25, 2028, May 25, 2028, June 23, 2028, July 25, 2028, August 24, 2028, September 25, 2028, October 25, 2028, November 24, 2028, December 26, 2028, January 25, 2029, February 23, 2029 and the Maturity Date

Call Valuation Dates:*

March 22, 2027, April 20, 2027, May 20, 2027, June 21, 2027, July 20, 2027, August 20, 2027, September 20, 2027, October 20, 2027, November 22, 2027, December 20, 2027, January 20, 2028, February 22, 2028, March 20, 2028, April 20, 2028, May 22, 2028, June 20, 2028, July 20, 2028, August 21, 2028, September 20, 2028, October 20, 2028, November 20, 2028, December 20, 2028, January 22, 2029 and February 20, 2029.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs.
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Call Value:	With respect to each Reference Asset, 100.00% of its Initial Value, as set forth in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 70.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Barrier Value:	With respect to each Reference Asset, 70.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:

All references in this pricing supplement to the Closing Value of the NDX Index mean the closing level of the NDX Index, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the CIBR Fund and the SMH Fund mean the closing price of one share of the CIBR Fund and the SMH Fund, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06749GB48 / US06749GB480

*Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

●Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

●Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.

PS–3

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PS–4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

PS–5

SELECTED PURCHASE CONSIDERATIONS

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

●You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

●You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

●You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on any Observation Date or below its Barrier Value on the Final Valuation Date.

●You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

●You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Final Value of any Reference Asset is less than its Barrier Value.

●You understand and accept the risk that, if the Notes are not redeemed prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

●You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed.

●You are willing and able to assume our credit risk for all payments on the Notes.

●You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

●You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

●You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of the Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

●You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates and/or the Final Value of at least one Reference Asset will fall below its Barrier Value.

●You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

●You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity.

PS–6

●You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.

●You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed.

●You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

●You are unwilling or unable to assume our credit risk for all payments on the Notes.

●You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

PS–7

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

PS–8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

■Hypothetical Initial Value of each Reference Asset: 100.00*

■Hypothetical Coupon Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*

■Hypothetical Call Value for each Reference Asset: 100.00 (100.00% of the hypothetical Initial Value set forth above)*

*The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 70.00 and the hypothetical Call Value of 100.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Coupon Barrier Value and Call Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Value of each Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
CIBR Fund	$99.00
NDX Index	75.00
SMH Fund	$80.00

Because the Closing Value of each Reference Asset is greater than its respective Coupon Barrier Value, you will receive a Contingent Coupon of $12.917 (1.2917% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The Closing Value of one Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date and the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
CIBR Fund	$80.00
NDX Index	69.00
SMH Fund	$50.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Value of each Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
CIBR Fund	$68.00
NDX Index	50.00
SMH Fund	$45.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of any Reference Asset is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

In each of the examples above, because the Closing Value of at least one Reference Asset is below its Call Value on the relevant Call Valuation Date, the Notes will not be redeemed on such date. The Notes will be redeemed only if the Closing Value of each Reference Asset on any Call Valuation Date is greater than or equal to its respective Call Value.

PS–9

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following examples demonstrate the hypothetical total return upon an Automatic Call under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

■For each Observation Date that is not also a Call Valuation Date, the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value. Accordingly, you will NOT receive Contingent Coupons on those Observation Dates, unless indicated otherwise below.

Example 1: The Notes are redeemed on the first Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$1,012.917

Because the Closing Value of each Reference Asset on the first Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 1.2917%.

Example 2: The Notes are redeemed on the third Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	Yes	$12.917
2	Yes	Yes	$0.00
3	No	No	$1,012.917

Because the Closing Value of each Reference Asset on the third Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.5834%.

Example 3: The Notes are redeemed on the final Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of any Reference Asset Less Than its Call Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	Yes	$0.00
2 - 23	With respect to each Call Valuation Date, Yes	With respect to each Call Valuation Date, Yes	$0.00
24	No	No	$1,012.917

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Because the Closing Value of each Reference Asset on the final Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date. Example 3 demonstrates that the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on each Observation Date prior to the final Call Valuation Date. Accordingly, no Contingent Coupons are payable on the Notes until the final Call Valuation Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 1.2917%.

Each of the examples above demonstrate that the return on the Notes upon an Automatic Call will be limited to the Contingent Coupons, if any, that may be payable on the Notes up to and including the applicable Call Settlement Date.

Each of the examples also demonstrate that a Contingent Coupon will be payable on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset is greater than or equal to its respective Coupon Barrier Value on an Observation Date. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of any Reference Asset is less than its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

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HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

■Hypothetical Initial Value of each Reference Asset: 100.00*

■Hypothetical Coupon Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*

■Hypothetical Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*

■You hold the Notes to maturity, and the Notes are NOT redeemed prior to scheduled maturity.

* The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 70.00 and the hypothetical Barrier Value of 70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Coupon Barrier Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value			Reference Asset Return
CIBR Fund (Reference Asset A)	NDX Index (Reference Asset B)	SMH Fund (Reference Asset C)	CIBR Fund (Reference Asset A)	NDX Index (Reference Asset B)	SMH Fund (Reference Asset C)	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
$140.00	145.00	$150.00	40.00%	45.00%	50.00%	40.00%	$1,000.00
$135.00	130.00	$140.00	35.00%	30.00%	40.00%	30.00%	$1,000.00
$120.00	125.00	$122.00	20.00%	25.00%	22.00%	20.00%	$1,000.00
$112.00	110.00	$115.00	12.00%	10.00%	15.00%	10.00%	$1,000.00
$100.00	105.00	$120.00	0.00%	5.00%	20.00%	0.00%	$1,000.00
$140.00	90.00	$105.00	40.00%	-10.00%	5.00%	-10.00%	$1,000.00
$80.00	102.00	$105.00	-20.00%	2.00%	5.00%	-20.00%	$1,000.00
$80.00	75.00	$70.00	-20.00%	-25.00%	-30.00%	-30.00%	$1,000.00
$60.00	120.00	$100.00	-40.00%	20.00%	0.00%	-40.00%	$600.00
$135.00	50.00	$110.00	35.00%	-50.00%	10.00%	-50.00%	$500.00
$150.00	40.00	$100.00	50.00%	-60.00%	0.00%	-60.00%	$400.00
$40.00	30.00	$90.00	-60.00%	-70.00%	-10.00%	-70.00%	$300.00
$20.00	55.00	$50.00	-80.00%	-45.00%	-50.00%	-80.00%	$200.00
$50.00	10.00	$55.00	-50.00%	-90.00%	-45.00%	-90.00%	$100.00
$0.00	105.00	$80.00	-100.00%	5.00%	-20.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of Reference Asset A is $135.00, the Final Value of Reference Asset B is 130.00 and the Final Value of Reference Asset C is $140.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Value of Reference Asset A is $140.00, the Final Value of Reference Asset B is 90.00 and the Final Value of Reference Asset C is $105.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

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Example 3: The Final Value of Reference Asset A is $60.00, the Final Value of Reference Asset B is 120.00 and the Final Value of Reference Asset C is $100.00.

Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that if the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not redeemed prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

●Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

●Potential Return is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset — The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Reference Asset if the Notes are not redeemed and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

●You May Not Receive Any Contingent Coupon Payments on the Notes — The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

●Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Reference Assets will be over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

●You Are Exposed to the Market Risk of Each Reference Asset — Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. In addition, if the Notes have not been redeemed prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

●The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The amount of any coupon payments that may be payable under the Notes is based on a number of factors, including the expected volatility of the Reference Assets. The amount of such coupon payments will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Value of that Reference Asset will be less than its Barrier Value.

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Accordingly, you should understand that a higher coupon payment amount reflects, among other things, an indication of a greater likelihood that you will (a) not receive coupon payments with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the amount of such coupon payments been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive coupon payments and/or that you will lose some or all of your principal at maturity for the reasons described above.

●Early Redemption and Reinvestment Risk — While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive any coupon payments that may be payable under the Notes could be as short as approximately one year.

The Redemption Price that you would receive on a Call Settlement Date, together with any coupon payments that you may have received prior to the Call Settlement Date, may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold.

●Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Assets on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Assets on the dates specified. You will not benefit from any more favorable values of the Reference Assets determined at any other time.

●Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption — You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided that the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

●Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which Any Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

●Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

●Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Risks Relating to the Reference Assets

●Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes — The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation among the Reference Assets is not an indication of the future correlation among them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

●We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Reference Asset or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

●The NDX Index Reflects the Price Return of the Securities Composing the NDX Index, Not the Total Return — The return on the Notes is based on the performance of the NDX Index, which reflects changes in the market prices of the securities composing the NDX Index. The NDX Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the NDX Index. Accordingly, the return on the Notes will not include such a total return feature.

●Adjustments to the NDX Index Could Adversely Affect the Value of the Notes — The sponsor of the NDX Index may add, delete, substitute or adjust the securities composing the NDX Index or make other methodological changes to the NDX Index that could affect its value. The Calculation Agent will calculate the value to be used as the Closing Value of the NDX Index in the event of certain material changes in or modifications to the NDX Index. In addition, the sponsor of the NDX Index may also discontinue or suspend calculation or publication of the NDX Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the NDX Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the NDX Index. Any of these actions could adversely affect the value of the NDX Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

●The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets — Equity securities included in the NDX Index and the CIBR Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

●Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of any Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of any Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

●Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes — The performance of each Fund will not fully replicate the performance of its respective Underlying Index (as defined below), and each Fund may hold securities not included in its respective Underlying Index. The value of each Fund is subject to:

■Management risk. This is the risk that the investment strategy for each Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. However, each Fund is not actively managed and the investment advisor of each Fund will generally not attempt to take defensive positions in declining markets.

■Derivatives risk. Each Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more

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sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if each Fund invested only in conventional securities.

■Transaction costs and fees. Unlike its respective Underlying Index, each Fund will reflect transaction costs and fees that will reduce its performance relative to its respective Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, each Fund may diverge significantly from the performance of its respective Underlying Index due to differences in trading hours between such Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of each Fund and the liquidity of each Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Fund. As a result, under these circumstances, the market value of each Fund may vary substantially from the net asset value per share of each Fund. Because the Notes are linked to the performance of each Fund and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.

●Adjustments to Any Fund or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of any Fund may add, delete or substitute the component securities held by that Fund or make changes to its investment strategy, and the sponsor of the Underlying Index that any Fund is designed to track may add, delete, substitute or adjust the securities composing such Underlying Index or make other methodological changes to such Underlying Index that could affect its performance. In addition, if the shares of any Fund are delisted or if any Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of any Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

●An Investment in the Notes Involves Industry Concentration Risk — As described below under “Information Regarding the Reference Assets”, the investment objective of the SMH Fund is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in the relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the sector tracked by the SMH Fund may have a material adverse effect on the securities held in the portfolio of the SMH Fund and, as a result, may have a material adverse effect on the value of the SMH Fund and the value of the Notes.

●The Equity Securities Composing the CIBR Fund Are Concentrated in the Cybersecurity Industry — All or substantially all of the equity securities held by the CIBR Fund are issued by companies whose primary line of business is directly associated with the cybersecurity industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Cybersecurity companies are companies that provide products and services intended to protect the integrity of data and network operations for private and public networks, computers and mobile devices. Like other technology and industrials companies, cybersecurity companies are generally subject to the risks of rapidly changing technologies, short product life cycles, fierce competition, aggressive pricing and reduced profit margins, loss of patent, copyright and trademark protections, cyclical market patterns, evolving industry standards and frequent new product introductions. These companies may also be smaller and less experienced companies, with limited product lines, markets, qualified personnel or financial resources. These factors could affect the value of the equity securities held by the CIBR Fund and the price of the CIBR Fund during the term of the Notes, which may adversely affect the value of the Notes.

Risks Relating to Conflicts of Interest

●We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder

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of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Assets, including those described in the accompanying prospectus supplement and this pricing supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

●The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

●The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

●The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

●The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

●The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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●Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

●Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

othe market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;

ocorrelation (or lack of correlation) of the Reference Assets;

othe time to maturity of the Notes;

ointerest and yield rates in the market generally;

oa variety of economic, financial, political, regulatory or judicial events;

osupply and demand for the Notes; and

oour creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION REGARDING THE REFERENCE ASSETS

First Trust Nasdaq Cybersecurity ETF

All information contained in this pricing supplement regarding the CIBR Fund has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, First Trust Exchange-Traded Fund II and First Trust Advisors L.P. (“First Trust’). The CIBR Fund is an investment portfolio of First Trust Exchange-Traded Fund II and is maintained and managed by First Trust, the investment adviser to the CIBR Fund. The CIBR Fund is an exchange-traded fund that trades on The Nasdaq Stock Market under the ticker symbol “CIBR.”

CIBR Fund seeks to provide investment results, before fees and expenses, that correspond generally to the price and yield performance of the Nasdaq CTA CybersecurityTM Index(with respect to the CIBR Fund, its Underlying Index). The Nasdaq CTA CybersecurityTM Index is a modified free float market capitalization-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors. For more information about the Nasdaq CTA CybersecurityTM Index, including information about an expected change to the index methodology as of March 23, 2026, see Annex A in this pricing supplement.

The CIBR Fund uses an “indexing” investment approach to attempt to replicate, before fees and expenses, the performance of the Nasdaq CTA CybersecurityTM Index. The CIBR Fund will generally employ a full replication strategy, meaning that it will normally invest in all of the securities composing the Nasdaq CTA CybersecurityTM Index in proportion to their weightings in the Nasdaq CTA CybersecurityTM Index. However, under various circumstances, full replication of the Nasdaq CTA CybersecurityTM Index may not be possible or practicable. In those circumstances, the CIBR Fund may purchase a sample of securities in the Nasdaq CTA CybersecurityTM Index. There may also be instances in which First Trust may choose to overweight certain securities in the Nasdaq CTA CybersecurityTM Index, purchase securities not in the Nasdaq CTA CybersecurityTM Index which First Trust believes are appropriate to substitute for certain securities in the Nasdaq CTA CybersecurityTM Index, use futures or derivative instruments or utilize various combinations of the above techniques in seeking to track the Nasdaq CTA CybersecurityTM Index. The CIBR Fund may sell securities that are represented in the Nasdaq CTA CybersecurityTM Index in anticipation of their removal from the Nasdaq CTA CybersecurityTM Index or purchase securities not represented in the Nasdaq CTA CybersecurityTM Index in anticipation of their addition to the Nasdaq CTA CybersecurityTM Index.

The CIBR Fund’s return may not match the return of the Nasdaq CTA CybersecurityTM Index for a number of reasons. The CIBR Fund incurs operating expenses not applicable to the Nasdaq CTA CybersecurityTM Index and may incur costs in buying and selling securities, especially when rebalancing the CIBR Fund’s portfolio holdings to reflect changes in the composition of the Nasdaq CTA CybersecurityTM Index. In addition, the CIBR Fund’s portfolio holdings may not exactly replicate the securities included in the Nasdaq CTA CybersecurityTM Index or the ratios between the securities included in the Nasdaq CTA CybersecurityTM Index.

The First Trust Exchange-Traded Fund II is a registered investment company that consists of numerous separate investment portfolios, including the CIBR Fund. Information provided to or filed with the SEC by First Trust Exchange-Traded Fund II pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-143964 and 811-21944, respectively, through the SEC’s website at http://www.sec.gov.

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Historical Performance of the CIBR Fund

The graph below sets forth the historical performance of the CIBR Fund based on the daily Closing Value from January 4, 2021 through March 20, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the First Trust Nasdaq Cybersecurity ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Nasdaq-100 Index®

The NDX Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

Historical Performance of the NDX Index

The graph below sets forth the historical performance of the NDX Index based on the daily Closing Value from January 4, 2021 through March 20, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Nasdaq-100 Index®

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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VanEck Semiconductor ETF

According to publicly available information, the SMH Fund is an exchange-traded fund of VanEck® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (with respect to the SMH Fund, its Underlying Index). The MVIS® US Listed Semiconductor 25 Index is a modified market capitalization-weighted index that is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. For more information about the SMH Fund, see “Exchange-Traded Funds—The VanEck® ETFs” in the accompanying underlying supplement.

Historical Performance of the SMH Fund

The graph below sets forth the historical performance of the SMH Fund based on the daily Closing Value from January 4, 2021 through March 20, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the VanEck Semiconductor ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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TAX CONSIDERATIONS

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.”

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken. In addition, the Agent paid (and has been reimbursed by the Issuer for) any additional structuring fees, as may be described on the cover of this pricing supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.

Annex A

THE NASDAQ CTA CYBERSECURITY™ INDEX

All information contained in this pricing supplement regarding the Nasdaq CTA Cybersecurity™ Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The Nasdaq CTA Cybersecurity™ Index was developed by, and is calculated, maintained and published by Nasdaq. Nasdaq does not have any obligation to continue to publish, and may discontinue publication of, the Nasdaq CTA Cybersecurity™ Index. The Nasdaq CTA Cybersecurity™ Index is reported by Bloomberg L.P. under the ticker symbol “NQCYBR.”

The Nasdaq CTA Cybersecurity™ Index is a modified free float market capitalization-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors. The Nasdaq CTA Cybersecurity™ Index includes companies primarily involved in the building, implementation and management of security protocols applied to private and public networks, computers and mobile devices in order to provide protection of the integrity of data and network operations. The companies are selected based on classification determined by Consumer Technology Association (“CTA”).

Nasdaq, Inc. has announced certain changes to the methodology of the Nasdaq CTA Cybersecurity™ Index effective March 23, 2026.

Composition of the Nasdaq CTA Cybersecurity™ Index

Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq CTA Cybersecurity™ Index, a security must meet the following criteria:

●a security must be a common stock, ordinary share, depositary receipt, share of beneficial interest of a real estate investment trust (REIT) or limited partnership interest or a tracking stock;

●one security per issuer is permitted, but if an issuer has multiple otherwise-eligible securities, one of which is an index security as of the applicable Index Reconstitution Reference Date (as defined in “— Index Reconstitution” below), only that security may be eligible; otherwise, only the security with the highest three-month average daily traded value may be eligible;

●a security must be listed on an eligible global stock exchange, which are reviewed periodically for continued eligibility by Nasdaq;

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●a security’s issuer must be classified as a cybersecurity company as determined by CTA; effective March 23, 2026, a security’s issuer must also fit the classification of either Core or Complementary (each defined below):

o“Core” are core cybersecurity companies that provide products, services and/or solutions including application security, data security, endpoint security, identity & access management, networking security and security observability;

o“Complementary” are complementary cybersecurity companies that offer products, services and/or solutions including consultants, contractors and managed service providers that implement cybersecurity solutions for clients, diversified technology providers, governance risk and compliance solutions and security operations;

●prior to March 23, 2026, a security’s issuer must have a minimum market capitalization of $500 million (USD); effective March 23, 2026, a security’s issuer must have a minimum free float market capitalization of $500 million (USD);

●a security must have a three-month average daily traded valueof at least $1 million (USD); and

●at least 20% of a security’s total shares outstanding must be publicly available for trading (float shares).

If, at reconstitution, Nasdaq becomes aware that an issuer or security will soon undergo a fundamental change that makes it ineligible, Nasdaq will remove the security from consideration. This includes entering into a definitive merger or acquisition agreement or other pending arrangement that would make it ineligible for Nasdaq CTA Cybersecurity™ Index inclusion, a filing of bankruptcy or similar protection from creditors or other similar reorganization events.

Constituent Selection

For index reconstitutions prior to March 23, 2026, each security that meets all of the applicable eligibility criteria is included in the Nasdaq CTA Cybersecurity™ Index.

Effective March 23, 2026, each security that meets all of the applicable eligibility criteria is ranked based on its notional thematic revenue. Notional thematic revenue is calculated by multiplying a company's estimated thematic revenue percent, as determined by CTA, by a company's total revenue. Only securities with positive notional thematic revenue are ranked.

Securities are selected for index inclusion based on the following order of criteria:

●The top 50 ranked Core securities are included.

●If fewer than 50 Core securities are selected, the top-ranked Complementary securities, by notional thematic revenue, are included in rank order until the earlier of 50 total securities are selected or all eligible Complementary securities are exhausted.

Index Reconstitution

The Nasdaq CTA Cybersecurity™ Index selects constituents semi-annually in March and September. Effective March 23, 2026, the security eligibility criteria are applied using market data as of the end of February and August, respectively. The Nasdaq CTA Cybersecurity™ Index reconstitution changes are announced in early March and September. Nasdaq CTA Cybersecurity™ Index reconstitution changes become effective at market open on the first trading day following the third Friday in March and September.

Index Rebalance

The Nasdaq CTA Cybersecurity™ Index is rebalanced quarterly in March, June, September and December. The Nasdaq CTA Cybersecurity™ Index rebalancing uses the last sale price of all securities from the last trading day of February, May, August and November, respectively. Nasdaq CTA Cybersecurity™ Index rebalancing changes are announced in early March, June, September and December. Nasdaq CTA Cybersecurity™ Index rebalancing changes become effective at market open on the first trading day following the third Friday in March, June, September and December.

Constituent Weighting

The Nasdaq CTA Cybersecurity™ Index is a modified free float market capitalization-weighted index. The initial weights of the Nasdaq CTA Cybersecurity™ Index securities are determined by dividing each security’s free float market capitalization by the aggregate free float market capitalization of all securities included in the Nasdaq CTA Cybersecurity™ Index.

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Prior to March 23, 2026: The securities’ initial weights are then redistributed in the following order to determine the securities’ adjusted weights:

Stage 1:

●Redistribute all securities’ weights such that no security will make up more than 8% of the Nasdaq CTA Cybersecurity™ Index.

Stage 2:

●Stage 2(a). After Stage 1’s redistribution, the securities with the five largest free float market capitalizations maintain their weights without further redistribution.

●Stage 2(b). Excluding the five securities identified in Stage 2(a), all other securities’ weights are proportionally redistributed such that no security will make up more than 4% of the Nasdaq CTA Cybersecurity™ Index.

Stage 3:

●The securities’ weights adjusted in Stage 2(b) will be proportionally redistributed such that no security will make up less than 0.10% of the Nasdaq CTA Cybersecurity™ Index.

The final weights of the universe of securities included in the Nasdaq CTA Cybersecurity™ Index will meet the following constraints:

●No security’s weight will make up more than 8% of the Nasdaq CTA Cybersecurity™ Index.

●For any security whose free float market capitalization is not ranked among the five largest, its weight may not make up more than 4% of the Nasdaq CTA Cybersecurity™ Index.

●No security’s weight may make up less than 0.10% of the Nasdaq CTA Cybersecurity™ Index.

Effective March 23, 2026: The securities’ initial weights are then redistributed in the following order to determine the securities’ adjusted weights:

Stage 1:

●Redistribute all securities weights to meet the following constraints:

oFor Core securities in the top 5 by free float market capitalization within the Core classification, no security’s weight may exceed 8% of the Nasdaq CTA Cybersecurity™ Index.

oFor all other Core securities, no security’s weight may exceed 4% of the Nasdaq CTA Cybersecurity™ Index.

oFor all Complementary securities, no security’s weight may exceed 2% of the Nasdaq CTA Cybersecurity™ Index.

Excess weight from securities exceeding their respective caps is redistributed iteratively to securities with remaining capacity below their respective caps. Securities are processed in descending order of initial weight, with the redistribution factor recalculated sequentially to reflect prior allocations and remaining capacity.

Stage 2:

●After Stage 1’s redistribution, the securities are proportionally redistributed such that no Core or Complementary securities will have a weight less than 0.10% of the Nasdaq CTA Cybersecurity™ Index.

The final weights of the securities included in the Nasdaq CTA Cybersecurity™ Index will meet the following constraints:

oFor Core securities in the top 5 by free float market capitalization, no security’s weight may exceed 8% of the Nasdaq CTA Cybersecurity™ Index.

oFor all other Core securities, no security’s weight may exceed 4% of the Nasdaq CTA Cybersecurity™ Index.

oFor all Complementary securities, no security’s weight may exceed 2% of the Nasdaq CTA Cybersecurity™ Index.

oNo Core or Complementary securities will have a weight less than 0.10% of the Nasdaq CTA Cybersecurity™ Index.

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Index Calculation

At any moment in time, the value of the Nasdaq CTA Cybersecurity™ Index equals the aggregate value of the then-current Nasdaq CTA Cybersecurity™ Index share weights of each of the Nasdaq CTA Cybersecurity™ Index component securities, which are based on the total shares outstanding of each such Nasdaq CTA Cybersecurity™ Index component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), as adjusted by the weighting adjustment scheme described under “— Index Weight Adjustments” above, and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Nasdaq CTA Cybersecurity™ Index value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude for reporting purposes. The Divisor is adjusted to ensure that changes in an index security’s price or shares, either by corporate actions or index participation occurring outside of trading hours, do not affect the value of the Nasdaq CTA Cybersecurity™ Index. A change in the Divisor occurs after the close of the Nasdaq CTA Cybersecurity™ Index.

Index Maintenance

Deletion Policy

If, at any time other than the Nasdaq CTA Cybersecurity™ Index reconstitutions, Nasdaq becomes aware that a Nasdaq CTA Cybersecurity™ Index security has become ineligible for continued inclusion, it is removed from the Nasdaq CTA Cybersecurity™ Index as soon as practicable. This includes events such as filing for bankruptcy or similar protection from creditors, delisting or other arrangement including mergers and acquisitions.

Replacement Policy

Nasdaq CTA Cybersecurity™ Index securities are not replaced between Nasdaq CTA Cybersecurity™ Index reconstitutions.

Addition Policy

Nasdaq CTA Cybersecurity™ Index securities are not added between Nasdaq CTA Cybersecurity™ Index reconstitutions.

Corporate Actions

In the interim periods between scheduled index reconstitution events and index rebalancing events, individual Nasdaq CTA Cybersecurity™ Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq CTA Cybersecurity™ Index. With the exception of certain corporate events, Nasdaq CTA Cybersecurity™ Index securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the Nasdaq CTA Cybersecurity™ Index for such corporate action. In certain cases, corporate actions and events are handled according to the weighting scheme or other index construction techniques employed.

Index share adjustments

Other than as a direct result of corporate actions, the Nasdaq CTA Cybersecurity™ Index does not normally experience share adjustments between scheduled index rebalancing and reconstitution events.

Index Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the Nasdaq CTA Cybersecurity™ Index. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the Nasdaq CTA Cybersecurity™ Index constituents, statistics comparing the composition of the Nasdaq CTA Cybersecurity™ Index to the market, securities that are being considered as candidates for addition to the Nasdaq CTA Cybersecurity™ Index, and any significant market events.

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